EXHIBIT 10.1

August 25, 2006

Mr. _______________
__________________
__________________

Dear Mark:

This Letter Agreement (“Agreement”) is between you and Nutrition 21, Inc. (“Nutrition 21” or the “Company”) regarding your position as Vice President of Nutrition 21 reporting to the Chief Executive Officer (and, in the absence of a Chief Executive Officer, to the Board of Directors), and is for the period commencing on this date and ending on the day before the third anniversary of this date.

1)
GENERAL You agree that your employment by Nutrition 21 shall be full time (telecommuting shall be included as part of your commitment of full time employment) and that you shall engage in no other business or employment. However, you may supervise your passive investments, and you may act as a consultant, and receive therefor compensation in either cash or equity (as determined at your discretion) on activities that would not be violative of the non-compete provisions referred to in Section 8) were you personally to engage in such activities, provided that you do not devote such time to such consulting services as in the reasonable opinion of the CEO of N21 detracts significantly from the performance of your duties under this Agreement. You may serve as a non-executive director on Boards of other companies only with the written permission of the Nutrition 21 Board, provided that no permission shall be necessary for service as a non-executive director on the Boards of charitable entities.

2)	COMPENSATION Your direct annualized base compensation will be $225,000, and will be paid in ordinary payroll installments, subject to withholding and similar deductions.

3)	BONUS AND STOCK OPTIONS

a)
For each full fiscal year of Nutrition 21 during your employment in which Nutrition 21 has positive EBITDA, Nutrition 21 will pay to you a bonus equal to 0.25% (but not more than $50,000) of N21’s direct response sales in excess of $30 million during such fiscal year, plus 2.5% (but not more than $100,000) of direct response operating profits in excess of $3 million during such fiscal year.

b)
The following definitions apply if Nutrition 21, during the period (the “Option Period”) from the Closing until December 31, 2007, grants to similarly situated executives options to purchase in excess of 2,000,000 shares of Nutrition 21 common stock (“Common Stock”):

i)	“All Options” means all options granted by Nutrition 21 during the Option Period to all its executives who are similarly situated;

ii)	“Excess Options” means the number by which All Options exceeds 2,000,000;

iii)
“Your Similar Employee Percentage” means the percentage that during the Option Period your base salary is of the total of your base salary and the base salaries of executives who are similarly situated.

c)
If you are employed throughout the Option Period, Nutrition 21 will during the Option Period grant to you a number of options equal to Your Similar Employee Percentage of the Excess Options. Your options shall have the same vesting and other terms that apply to the Excess Options, provided that the exercise price of your options shall not be less per share than the closing price of a share of Common Stock on the date of grant.

d)	Share amounts in this Section shall be appropriately adjusted to reflect stock splits, reverse stock splits, combinations and similar matters.

e)	If you are employed after the Option Period you will be eligible for additional options for this later period at the discretion of the Board.

4)
OTHER BENEFITS Coverage for group insurance, e.g., medical, dental, life insurance, AD&D, Short and Long Term Disability, Business Travel Insurance, etc. as well as the Nutrition 21 sponsored savings plan will be provided to the extent offered to similarly situated executives. You will have a $500 per month car allowance. Nutrition 21 will reimburse you for your reasonable out of pocket expenses, but not for your home, office, secretarial or similar or related expenses other than telephone expenses. You will seek prior approval of disbursements that are atypical in amount or kind.

5)	VACATION Annual paid vacation and holidays will accrue in accordance with Nutrition 21's vacation policy and any unused vacation time shall be paid upon any termination of your employment.

6)
PERIOD OF EMPLOYMENT Your employment with Nutrition 21 shall be for a three -year term beginning on this date, but Nutrition 21 may terminate your employment For Cause or without cause as provided in Section 7, and you may terminate your employment for Good Reason as provided in Section 7.

7)	TERMINATION

a)	Termination for Good Reason

i)
Your employment will be considered to have been terminated by you for “Good Reason” if you give notice to Nutrition 21 that Nutrition 21 has breached any provision of this Agreement and has failed to cure the breach within 30 days after the Company has received from you a notice of this breach and a demand that it be cured.

b)	Termination for Cause

i)
Your employment will be considered terminated by the Company “For Cause” if the Board notifies you that such termination is on account of: (i) your failure to perform your duties for Nutrition 21 other than any such failure resulting from your disability, after (A) a written demand for performance was delivered to you by the Board of Directors which specifically identified the manner in which the Board believes that you have not performed your duties, and (B) your failure to reasonably comply with such demand within thirty days after notice to you,(ii) your failure to perform your duties in accordance with the Company’s Standards of Business Conduct (iii) your engagement in conduct materially and demonstrably injurious to Nutrition 21, (iv) your violation of any provision of the Confidentiality and Non-compete Agreement incorporated into Section 8), or (v) your conviction of any felony from which all appeals have been exhausted.

c)	Your Rights after Termination

i)
In the event that you resign other than for Good Reason or if your employment is terminated For Cause, you shall be entitled to receive your salary and benefits accrued to the date of termination, and you shall not be entitled to any salary or benefit continuation.

ii)
In the event that you resign for Good Reason or Nutrition 21 terminates your employment other than For Cause, and you thereafter execute and deliver to Nutrition 21 a general release in standard form, you will receive a continuation of your base salary, in ordinary payroll installments and subject to withholding, for 12 months or, if less, for the balance of your employment term hereunder.

8)	There are incorporated herein each of the provisions of the Confidentiality and Non-Compete Agreement between the Company and you dated as of this date.

9)	The federal and state courts sitting in the State of New York shall have exclusive jurisdiction with respect to this Agreement. Trial by jury is waived.

Any and all notices or other communications required or permitted to be given under any of the provisions of this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when forwarded for priority delivery by Federal Express or other recognized courier, addressed, if to the Company, to it at its then principal offices, attn: President, and, if to you, to you at 115 East 87th Street - Apt. 18A, New York, NY 10128 (or at such other address as any party may specify by notice to all other parties given as aforesaid).

10)
This employment agreement supersedes all prior agreements and understandings (whether in writing, oral in board resolutions or otherwise) with respect to the subject matter of this agreement. Without limiting the generality of the foregoing, it sets forth all of your rights to compensation and other benefits both during your employment and thereafter. It may not be changed or terminated orally. All notices hereunder shall be in writing.

If you agree with the foregoing, would you please sign and return the original of this letter to Nutrition 21. Please retain the duplicate for your records.

Yours sincerely, ___________________ Paul Intlekofer Chief Executive Officer Nutrition 21, Inc. 4 Manhattanville Road Purchase, NY 10577

Agreed to and accepted:

___________________